Section 11. Nomination of Directors and Other Business to be Conducted at Meetings of Shareholders.

(a)General. At any meeting of shareholders, only such nominations of individuals for election to the Board of Directors shall be made as shall have been properly made, and only such other business shall be transacted as shall have been properly brought before the meeting, in accordance with this Section 11 and, in the case of a special meeting, Section 2, of this Article II. Certain capitalized terms used in this Section 11 are hereinafter defined in subsection (d).
(b)Nominations for Director at Annual Meeting. (%3) Subject to the provisions of paragraph (1) of subdivision (j) of Article THIRD of the Articles of Incorporation, nominations for the election of directors may be made at an annual meeting of shareholders only (A) by the Board of Directors or a nominating committee appointed by the Board of Directors or (B) by a Proponent who (1) is an Eligible Shareholder, (2) has complied with the procedures established by this Section 11(b) of Article II and (3) appears at the meeting in person or by qualified representative. For a nomination to be properly made at an annual meeting by a shareholder, the Proponent intending to make such nomination must have delivered timely and proper notice thereof, and timely updates and supplements thereof, in writing to the Corporate Secretary of the Corporation in accordance with, and containing all the information (including the completed questionnaire referred to in subparagraph (iv) below) required by, this Section 11(b) of Article II.
(ii)    To be timely,
(A)    a Proponent's notice must be delivered to the principal executive offices of the Corporation, to the attention of the Corporate Secretary, not less than 90 or more than 180 days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary of the preceding year’s annual meeting, then notice by the Proponent to be timely must be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the close of business on the later of (1) the 90th day prior to the date of such annual meeting and (2) the 10th day following the date of the first Public Disclosure of the date of such meeting. In no event shall any adjournment or postponement of an annual meeting, or any announcement or notice of such an adjournment or postponement, commence a new time period for the giving of a Proponent’s notice required by this Section 11(b) of Article II.
(B)    a Proponent’s notice shall further be updated and supplemented to the extent necessary to make the information provided or required to be provided therein true, correct and complete, such updates and supplements to be delivered to the principal executive offices of the Corporation, to the attention of the Corporation Secretary, (1) within 5 business days after the record date for the meeting for any change in such information that shall have occurred as of such record date, (2) within 5 business days after any such change that occurs after such record date and on or before the second business day prior to the date of the meeting or any adjournment or postponement thereof, but in no event later than such second business day, and

(3) forthwith upon the occurrence of any such change that occurs after the second business day prior to the date of the meeting or any such adjournment or postponement.
(iii)    To be in proper form, a Proponent's notice delivered to the Corporate Secretary shall set forth:
(A)    Information as to the Proponent and any Shareholder Associated Person
The Proponent Information; and
(B)    Information as to each Nominee and any Nominee Associated Person
(1)    the name, age, business address, residence address, business telephone number and residence telephone number of such Nominee and the name, business address and residence address of each Nominee Associated Person;
(2)    the principal occupation or employment of such Nominee;
(3)    the class and number of shares of capital stock of the Corporation that are, directly or indirectly, owned (beneficially and of record) by or on behalf of each Nominee and by or on behalf of any Nominee Associated Person, a specific description of beneficial ownership of such shares, the date such shares were acquired and the investment intent with respect thereto;
~~(3)~~(4)    without duplication, a description of all direct and indirect pecuniary interests of the Nominee and any Nominee Associated Person in any shares of capital stock of the Corporation;
~~(4)~~(5)    a description of such Nominee's qualifications to be a director;
~~(5)~~(6)    a statement as to whether such Nominee would be an independent director, and the basis therefor, under the listing standards of the New York Stock Exchange and the Corporation's internal corporate governance guidelines;
~~(6)    a description of any Derivative Transaction entered into, directly or indirectly, by the Nominee or any Nominee Associated Person;~~
(7)    a description of all direct or indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Proponent and any Shareholder Associated Person, on the one hand, and each proposed Nominee and any Nominee Associated Person, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act (or any successor regulation) if the Proponent or any Shareholder Associated Person were the “registrant” for purposes of such item and the Nominee or any Nominee Associated Person were a director or executive officer of such registrant; and
(8)    any other information with respect to such Nominee or any Nominee Associated Person that would be required to be included in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the written consent of (x) such Nominee to being named in the proxy statement as a Nominee and to serving as a director if elected and (y) such Nominee and each Nominee Associated Person to public disclosure by the Corporation of any or all information relating to such Nominee or such Nominee Associated Person furnished to the Corporation by either thereof or by the Proponent).
(iv)    The Proponent's notice, to be in proper form, shall also attach a completed questionnaire (in the form provided by the Corporate Secretary of the Corporation upon request by the Proponent) signed by such Nominee with respect to information of the type required by the Corporation's annual questionnaire for directors and officers of the Corporation in connection with the annual meeting of shareholders and various reports filed with the Securities and Exchange Commission. Such questionnaire shall include a representation and agreement that such Nominee
(A)    is not and will not become a party to
(1)    any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (any such agreement, arrangement, understanding, commitment or assurance, a "Voting Commitment") that has not been, or shall not have been within three business days thereafter, disclosed to the Corporation or
(2)    any Voting Commitment that could limit or interfere with the Nominee's ability to comply, if elected as a director of the Corporation, with such Nominee's fiduciary duties under applicable law,
(B)    is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been, or shall not have been within three business days thereafter, disclosed to the Corporation, and
(C)    in such Nominee's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with applicable law and all applicable corporate governance, conduct and ethics, conflict of interest, corporate opportunity, confidentiality and stock ownership and trading codes, policies and guidelines of the Corporation that are publicly disclosed or which shall have been otherwise disclosed to such Nominee by the Corporate Secretary.
(c)    Other Business Brought before Annual Meeting. (%3) Business other than the nomination of individuals for election as directors may be brought before an annual meeting of shareholders only (A) by or at the direction of the Board of Directors or (B) by a Proponent who (1) is an Eligible Shareholder, (2) has complied with procedures established by this Section 11(c) of Article II and (3) appears at the meeting in person or by qualified representative. For business to be properly brought before an annual meeting of shareholders by a shareholder, the Proponent intending to bring such business before such meeting must have delivered timely and proper notice thereof, and timely updates and supplements thereof, in writing to the Corporate Secretary of the Corporation, in accordance with, and containing all the information required by, this Section 11(c) of Article II, and such business must be a proper matter for shareholder action under the Washington Business Corporation Act.
(ii)    To be timely,
(A)    a Proponent's notice must be delivered to the principal executive offices of the Corporation, to the attention of the Corporate Secretary, not less than 90 or more than 180 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary of the preceding year’s annual meeting, then notice by the Proponent to be timely must be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the close of business on the later of (1) the 90th day prior to the date of such annual meeting and (2) the 10th day following the date of the first Public Disclosure of the date of such meeting. In no event shall any adjournment or postponement of an annual meeting, or any announcement or notice of such an adjournment or postponement, commence a new time period for the giving of a Proponent’s notice required by this Section 11(c) of Article II; and
(B)    a Proponent’s notice shall further be updated and supplemented to the extent necessary to make the information provided or required to be provided therein true, correct and complete, such updates and supplements to be delivered to the principal executive offices of the Corporation, to the attention of the Corporation Secretary, (1) within 5 business days after the record date for the meeting for any change in such information that shall have occurred as of such record date, (2) within 5 business days after any such change that occurs after such record date and on or before the second business day prior to the date of the meeting or any adjournment or postponement thereof, but in no event later than such second business day, and (3) forthwith upon the occurrence of any such change that occurs after the second business day prior to the date of the meeting or any such adjournment or postponement.

(iii)    To be in proper form, a Proponent's notice delivered to the Corporate Secretary shall set forth:
(A)    Information as to the Proponent and any Shareholder Associated Person
The Proponent Information; and

(B)	Information as to Each Item of Business Proposed
(1)    a description of such business;
(2)    the reasons for transacting such business at the meeting;
(3)    a description of any material interest of the Proponent or any Shareholder Associated Person in such business;
(4)    a description of any other agreement, arrangement or understanding that has been entered into or is in effect as of the date of the Proponent's notice, between or among the Proponent, any Shareholder Associated Person or any other person, and that relates to such business or the proposal thereof;
(5)    the text of any resolutions to be proposed; and
(6)    whether the Proponent has communicated with any other shareholder or beneficial owner of shares of stock of the Corporation regarding such business.
(d)    Business Brought before Special Meeting. (i) As provided in Section 2 of this Article II, the only business that may properly be brought before a special meeting of shareholders shall be that business set forth in the notice of the meeting issued to shareholders by the Corporation.
(ii)    Nominations for the election of directors may be made at, and other business may be brought before, a special meeting of shareholders only (A) by or at the direction of the Board of Directors or (B) by a Proponent who is (1) an Eligible Shareholder, (2) either (x) one of the shareholders upon whose demand such meeting shall have been called and who otherwise shall have complied with procedures established by Section 2 of this Article II or (y) if such meeting shall have been called by the Board of Directors for the purpose of electing directors, any other shareholder who shall have complied with the procedures established in this Section 11(d) and (3) in any case, appears at the meeting in person or by qualified representative. For a nomination to be properly made at a special meeting as contemplated in clause (y) above, the Proponent intending to make such nomination must have delivered timely and proper notice thereof, and timely updates and supplements thereof, in writing to the principal executive offices of the Corporation, to the attention of the Corporate Secretary, in accordance with, and containing all the information required by, this Section 11(d).

(iii)    To be timely,
(A)    the notice delivered by a shareholder described in clause (y) of paragraph (ii)(B)(2) above must be so delivered not later than the 10th day following the date of the first Public Disclosure of the date of the special meeting. In no event shall any adjournment or postponement of a special meeting, or any announcement or notice of such an adjournment or postponement, commence a new time period for the giving of a Proponent’s notice required by this Section 11(d) of Article II; and
(B)    such notice shall further be updated and supplemented when and as provided in Section 11(b)(ii)(B) of this Article II.
(iv)    to be in proper form, the notice delivered by a shareholder described in clause (y) of paragraph (ii)(B)(2) above shall set forth all the information required by Section 11(b)(iii) and (iv) of this Article II.
(e)    Effect of Bylaws. (%3) No individual proposed to be nominated by a shareholder shall be eligible for election or service as a director of the Corporation unless such person is nominated in accordance with the procedures set forth in this Section 11, and, to the extent applicable, Section 2, of Article II. No other business proposed by a shareholder shall be transacted at a meeting of shareholders except in accordance with the procedures set forth in this Section 11, and, to the extent applicable, Section 2, of Article II. The Board of Directors, the Governance Committee of the Board or any other duly authorized committee thereof, the Chairman of the Board or the President shall have the authority to determine whether or not any of the foregoing requirements for any nomination to be properly made and/or any other business to be properly brought before the meeting in accordance with the provisions of this Section 11, and, to the extent applicable, Section 2, shall have been satisfied and, if such determination shall not have been made prior to the meeting, the Chairman of the meeting shall have such authority; it being understood that such authority granted to the Board and the Governance Committee shall include the discretionary authority to waive any such requirement (for any reason or for no reason) in any particular instance and to waive the same in one instance and not in another. If it shall have been so determined, the Chairman of the meeting shall declare to the meeting that any nomination was not properly made and/or that any other business was not properly brought before the meeting, and, in such event, such matter shall not be presented to the meeting, shall not be voted upon and shall be disregarded, notwithstanding that the proposed nomination or other business may have been included in the Corporation’s notice of the meeting or in the Corporation’s or a shareholder’s proxy statement and/or that proxies in respect of such nomination or other business may have been solicited or obtained. Such determination shall be conclusive. Anything herein to the contrary notwithstanding, no waiver of any requirement set forth in this Section 11, or, to the extent applicable, Section 2, of Article II shall extend to or affect such requirement except to the extent so expressly waived, and, except to such extent, such requirement shall remain in full force and effect.
(ii)    The requirements of this Section 11 of Article II, and, to the extent applicable, Section 2, shall apply to any nomination to be made and/or any business to be brought before a meeting of shareholders by a shareholder without regard to whether such nomination or other business also is included or intended to be included in the Corporation's proxy statement pursuant to any rule under the Exchange Act or whether such nomination or other business is presented to shareholders by means of a proxy solicitation by any person other than by or on behalf of the Board of Directors or otherwise. Nothing in these Bylaws shall be deemed to affect any rights a shareholder may have under any rule under the Exchange Act to request inclusion of a proposal in the Corporation’s proxy statement. Nothing in these Bylaws shall be deemed to permit any shareholder, or give any shareholder the right, to include, or to have disseminated or described, any proposal in the Corporation’s proxy statement, or to expand any right a shareholder may have under any rule under the Exchange Act to request inclusion of proposed business in the Corporation's proxy materials or reduce the requirements that must be met under such rule to trigger any such right.
(f)    Definitions.
~~“Derivative Transaction” means:~~
~~(i)    any transaction in, or arrangement, agreement, understanding or relationship with respect to, any option, warrant, convertible or exchangeable security, stock appreciation right or right similar to any of the foregoing with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the Corporation, or similar instrument with a value derived in whole or in part from the value of any security of the Corporation;~~
~~(ii)    any transaction, arrangement, agreement, proxy, understanding or relationship which included or includes an opportunity, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, to receive or share in the receipt of dividends payable on any security of the Corporation separate or separable from the underlying security, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Corporation or to increase or decrease the number of securities of the Corporation which any person was, is or will be entitled to vote, in each case under clause (i) hereof and this clause (ii), including, without limitation, any put or call arrangement, short position, borrowed shares or swap or similar arrangement; and~~
~~(iii)    any transaction, arrangement, agreement, understanding or relationship with respect to the borrowing or lending of securities of the Corporation or any interest therein, in each case under clauses (i) and (ii) hereof and this clause (iii) without regard to whether (A) such derivative transaction conveys any voting rights in any security of the Corporation, (B) such derivative transaction is required to be, or capable of being, settled through delivery of any security of the Corporation or (C) other transactions that hedge the economic effect of such derivative transaction have been entered into.~~
~~“Eligible Shareholder” means a shareholder of the Company who (i) is a shareholder of record both at the time of giving the notice required by Section 11(b)(i) or Section 11(c)(i), or the demand required by Section 2(b), as the case may be, and at the time of the related meeting of shareholders and any adjournment or postponement thereof, and (ii) is entitled to vote, as such shareholder, on the matters referred to in such notice or demand.~~
“Eligible Shareholder” means a shareholder of the Company who, both at the time of giving the notice required by Section 11(b)(i) or Section 11 (c)(i), or the demand required by Section 2(b), as the case may be, and at the time of the related meeting of shareholders and any adjournment or postponement thereof, (i) is either (A) a shareholder of record or (B) a person, not a shareholder of record, who holds shares through a brokerage firm, bank or other nominee and who has proved ownership of such shares in a manner contemplated by Rule 14a-8 under the Exchange Act (whether or not such rule shall be applicable in the particular case) and (ii) is entitled to vote such shares, or is entitled to give instructions as to the voting of such shares, as the case may be, on the matters referred to in such notice or demand.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Nominee” means a natural person nominated for election as a director of the Corporation.
“Nominee Associated Person” of any Nominee means (i) any affiliate or associate (as such terms are defined for purposes of the Exchange Act) of such Nominee, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Nominee or any affiliate or associate of such Nominee, (iii) any person controlling, controlled by or under common control with such Nominee or other Nominee Associated Person~~,~~ and (iv) any person acting in concert with such Nominee or any of the foregoing.
“Proponent” means a shareholder ~~of record~~ of the Corporation who intends to make a nomination for director or bring other business before a meeting of shareholders, as the case may be.
“Proponent Information” means:
(i)    the name and address of the Proponent~~, as they appear on the Corporation's books,~~ and of any Shareholder Associated Person;
(ii)    the class and number of shares of capital stock of the Corporation that are, directly or indirectly, owned (beneficially and of record) by or on behalf of the Proponent and by or on behalf of any Shareholder Associated Person, a specific description of beneficial ownership of such shares, the date such shares were acquired and the investment intent with respect thereto;
(iii)    without duplication, a description of all direct and indirect pecuniary interests of the Proponent and any Shareholder Associated Person in any shares of capital stock of the Corporation;
~~(iii)~~(iv)    a description of all purchases and sales of, or other transactions involving in any way, shares of capital stock of the Corporation by or on behalf of the Proponent and by or on behalf of any Shareholder Associated Person during the twenty-four month period prior to the date of the Proponent's notice or demand, as the case may be, including the date of the transactions, the class and number of shares and the consideration (without regard to whether such shares involved were or were not owned by the Proponent or any such person);
~~(iv)    a description of any Derivative Transaction entered into, directly or indirectly, by the Proponent or any Shareholder Associated Person;~~
(v)    any other information with respect to such business, the Proponent and/or any Shareholder Associated Person that would be required to be included in a proxy statement subject to Regulation 14A under the Exchange Act, if such business were being proposed by the Board of Directors of the Corporation;
(vi)    a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to shareholders and/or otherwise to solicit proxies from shareholders in support of such proposal; ~~and~~
(vii)    a consent by the Proponent and each Shareholder Associated Person to the public disclosure by the Corporation of any or all of the Proponent Information relating to the Proponent or such Shareholder Associated Person~~.~~, and
~~(vii)~~(viii)    if the Proponent is not the shareholder of record, evidence proving indirect ownership of shares of capital stock in the manner contemplated by Rule 14a-8 under the Exchange Act (whether or not such rule shall be applicable in the particular case).
“Public Disclosure” means disclosure made in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service or in a document filed by the Corporation pursuant to Section 13, 14 or 15(d) of the Exchange Act.
“Shareholder Associated Person” of any shareholder means (i) any affiliate or associate (as such terms are defined for purposes of the Exchange Act) of the shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder or any affiliate or associate of such beneficial owner, (iii) any person controlling, controlled by or under common control with such shareholder or any Shareholder Associated Person and (iv) any person acting in concert with such shareholder or any of the foregoing.
As used in these Bylaws, shares “beneficially owned” shall mean all shares that a person is deemed to beneficially own under Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that such person shall be deemed to so own beneficially all shares as to which such personal shall have a right to acquire beneficial ownership at any time in the future.
As used in these Bylaws, “pecuniary interest” and “indirect pecuniary interest” shall have the meaning assigned thereto in Rule 16a-1(a)(2) under the Exchange Act; provided, however, that with respect to any security or other instrument having a conversion, exercise or similar right that becomes determinable only at a future time or upon the occurrence of a future event, the number or amount to be realized upon conversion or exercise shall be deemed to be the amount that would be realized if convertible or exercisable, and so converted or exercised, at the time the pecuniary interest or indirect pecuniary interest is disclosed to the Corporate Secretary pursuant to these Bylaws.